NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 31, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Ping Identity Holding Corp. and Project Polaris Merger Sub, Inc., a wholly owned subsidiary of Project Polaris Holdings, LP, both are entities affiliated with Thoma Bravo Fund XV, L.P., each affiliates of Thoma Bravo, L.P. became effective on October 18, 2022. Each share of Ping Identity Holding Corp. Common Stock was exchanged for USD 28.50 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 18, 2022.